Exhibit 99.1

NEWS RELEASE

Contact: Kyle Beeson Director, Communications Phone (610) 251-1000 kbeeson@triumphgroup.com	Thomas A. Quigley, III Vice President, Investor Relations, Mergers & Acquisitions and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH REPORTS STRONG FOURTH QUARTER FISCAL 2025 RESULTS

RADNOR, Pa. – May 28, 2025 – Triumph Group, Inc. (NYSE: TGI) ("TRIUMPH" or the “Company”) today reported financial results for its fourth quarter and fiscal 2025, which ended March 31, 2025.

Fourth Quarter Fiscal 2025

•
Net sales of $377.9 million; sales growth of 5%
•
Operating income of $59.6 million with operating margin of 16%; adjusted operating income of $68.9 million with adjusted operating margin of 18%
•
Income from continuing operations of $28.2 million, or $0.36 per diluted share; adjusted income from continuing operations of $37.5 million, or $0.48 per share
•
Adjusted EBITDAP of $78.4 million with Adjusted EBITDAP margin of 21%
•
Cash flow from operations of $147.7 million and free cash flow of $144.0 million

Fiscal 2025

•
Net sales of $1.26 billion; sales growth of 6%
•
Operating income of $139.4 million with operating margin of 11%; adjusted operating income of $170.4 million with adjusted operating margin of 13%
•
Income from continuing operations of $35.9 million, or $0.46 per diluted share; adjusted income from continuing operations of $72.2 million, or $0.93 per share
•
Adjusted EBITDAP of $204.5 million with Adjusted EBITDAP margin of 16%
•
Cash flow from operations of $37.9 million and free cash flow of $18.8 million

“TRIUMPH achieved 21% EBITDAP margins in its twelfth consecutive quarter of year-over-year sales growth," said Dan Crowley, TRIUMPH's chairman, president and chief executive officer. "Commercial and military aftermarket sales from our IP-based business grew by more than 7% and OEM sales grew by 10% on ramping demand. We achieved our fiscal 2025 goal of being cash flow positive and had significant free cash flow in the quarter through strong operational performance across all our businesses."

Mr. Crowley continued, “Our strategy to focus on IP-based OEM and aftermarket business, along with efforts to turnaround our Interiors business, positions TRIUMPH well for fiscal 2026 and beyond. Our improving year-over-year results are a testament to our exceptional team and our partnerships with our customers and distribution partners.”

Fourth Quarter and Full Year Fiscal 2025 Overview

	Three Months Ended March 31,		Fiscal Year Ended March 31,
($ in millions)	2025	2024	2025	2024
Commercial OEM	$159.3	$139.6	$522.4	$530.3
Military OEM	72.2	71.2	273.8	261.9
Total OEM Revenue	231.5	210.8	796.2	792.2

Commercial Aftermarket	55.0	56.4	205.3	164.0
Military Aftermarket	75.4	65.3	210.7	183.1
Total Aftermarket Revenue	130.4	121.6	416.0	347.1

Non-Aviation Revenue	15.0	25.4	46.7	50.0
Amortization of acquired contract liabilities	1.0	0.8	3.1	2.7
Total Net Sales*	$377.9	$358.6	$1,262.0	$1,192.0
* Differences due to rounding
Note> Aftermarket sales include both repair & overhaul services and spare parts sales.

Commercial OEM sales decreased $7.9 million, or 1.5%, primarily due to decreased sales volume on the Boeing 737 program and other commercial fixed wing platforms, which were partially offset by increased sales on the Boeing 787 program, increased business jets volume, and a favorable settlement resulting in near-term improved pricing in Interiors across multiple programs for fiscal 2025 deliveries.

Military OEM sales increased $11.9 million, or 4.6%, primarily due to increased sales on the F/A-18, AH-64, CH-47, UH-60, and CH53 platforms, which were partially offset by decreased sales on the E-2C and F-15 platforms.

Commercial Aftermarket sales increased $41.3 million, or 25.2%, primarily due to increased spares sales on Boeing commercial platforms as well as a spare parts intellectual property transaction of approximately $4.6 million in the current year, partially offset by decreased spares volumes on the Bell 429, Cessna 525, and the Global G500 platforms as well as a prior year intellectual property transaction of approximately $4.2 million.

Military aftermarket sales increased $27.6 million, or 15.0%, primarily due to increased spares sales across several platforms including the C-130, E-2C, CH-47, and CH-53 and a military spare parts intellectual property transaction of approximately $5.0 million. Repair and overhaul sales were up modestly primarily due to increased volumes on CH-47, AH-64, and F-15.

Non-aviation sales decreased approximately $3.3 million, or 6.7%, primarily driven by decreased sales of non-aircraft military components.

TRIUMPH's results included the following:

($ millions except EPS)	Pre-tax	After-tax	Diluted EPS
Income from Continuing Operations - GAAP	$32.3	$28.2	$0.36
Adjustments

Merger transaction costs	9.3	9.3	0.12

Adjusted income from continuing operations - non-GAAP	$41.6	$37.5	$0.48

The number of shares used in computing earnings per share for the fourth quarter of 2025 was 78.2 million.

Backlog, which represents the next 24 months of actual purchase orders with firm delivery dates or contract requirements, was $1.9 billion.

Merger Agreement with Affiliates of Warburg Pincus and Berkshire Partners

On February 3, 2025, TRIUMPH announced that it had entered into a definitive agreement under which affiliates of growth-focused private equity firms Warburg Pincus LLC and Berkshire Partners LLC will acquire TRIUMPH through a newly formed entity for a total enterprise value of approximately $3 billion. The transaction is expected to close before or during the second half of calendar year 2025 and is subject to customary closing conditions, including receipt of required regulatory approvals.

In light of the pending transaction, TRIUMPH has suspended quarterly earnings conference calls and webcasts. In addition, consistent with customary practice during the pendency of such transactions, TRIUMPH will not provide financial guidance for fiscal 2026.

About TRIUMPH

Founded in 1993 and headquartered in Radnor, Pennsylvania, TRIUMPH designs, develops, manufactures, repairs and provides spare parts across a broad portfolio of aerospace and defense systems and components. The Company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at www.triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about guidance, financial and operational performance, revenues, earnings per share, cash flow or use, cost savings and operational efficiencies. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Factors that could cause actual results to differ materially are uncertainties relating to the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, uncertainty as to the timing of completion of the proposed transaction, restrictions or prohibitions under certain covenants in the merger agreement during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities, potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the transaction, significant costs associated with the proposed transaction, potential litigation relating to the proposed transaction that could be instituted against the Company or its directors and officers, including the effects of any outcomes related thereto and possible disruptions from the proposed transaction that could harm the Company’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
CONDENSED STATEMENTS OF OPERATIONS	2025	2024	2025	2024
Net sales	$377,895	$358,587	$1,261,962	$1,192,043
Cost of sales (excluding depreciation shown below)	250,822	250,459	863,826	869,201
Selling, general & administrative	60,127	44,770	210,078	180,247
Depreciation & amortization	7,360	7,563	29,587	29,625
Legal contingencies loss	—	6,000	13,664	7,338
Restructuring costs	—	4,985	5,382	6,970
Loss on sale of assets and businesses, net	—	—	—	12,208
Operating income	59,586	44,810	139,425	86,454
Interest expense and other, net	26,085	28,667	87,628	123,021
Debt modification and extinguishment (gain) loss	—	6,819	5,369	1,694
Warrant remeasurement gain	—	—	—	(8,545)
Non-service defined benefit expense (income)	1,236	88	4,983	(2,372)
Income tax expense	4,110	3,775	5,589	7,123
Income (loss) from continuing operations	28,155	5,461	35,856	(34,467)
income from discontinued operations, net of tax	338	542,284	5,018	546,851
Net income	$28,493	$547,745	$40,874	$512,384
Earnings (loss) per share - basic:
Earnings (loss) per share - continuing operations	$0.36	$0.07	$0.46	$(0.46)
Earnings per share - discontinued operations	—	7.05	0.06	7.38
Earnings per share - basic	$0.36	$7.12	$0.52	$6.92
Weighted average common shares outstanding - basic	77,436	76,919	77,325	74,149
Earnings (loss) per share - diluted:
Earnings per share - continuing operations	$0.36	$0.07	$0.46	$(0.46)
Earnings per share - discontinued operations	—	6.97	0.06	7.38
Earnings per share - diluted	$0.36	$7.04	$0.52	$6.92
Weighted average common shares outstanding - diluted	78,152	77,817	77,857	74,149

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except share data)

BALANCE SHEETS	Unaudited March 31, 2025	March 31, 2024
Assets
Cash and cash equivalents	$277,164	$392,511
Accounts receivable, net	154,888	138,272
Contract assets	69,752	74,289
Inventory, net	357,323	317,671
Prepaid and other current assets	19,736	16,626
Current assets	878,863	939,369
Property and equipment, net	154,538	144,287
Goodwill	512,342	510,687
Intangible assets, net	56,191	65,063
Other, net	24,994	26,864
Total assets	$1,626,928	$1,686,270
Liabilities & Stockholders' Deficit
Current portion of long-term debt	$8,984	$3,200
Accounts payable	162,917	167,349
Contract liabilities	78,430	55,858
Accrued expenses	144,747	129,855
Current liabilities	395,078	356,262
Long-term debt, less current portion	963,715	1,074,999
Accrued pension and post-retirement benefits, noncurrent	277,509	283,634
Deferred income taxes, noncurrent	7,268	7,268
Other noncurrent liabilities	59,804	68,521
Stockholders' Deficit:
Common stock, $.001 par value, 200,000,000 shares authorized, 77,435,476 and 76,923,691 shares issued and outstanding	77	77
Capital in excess of par value	1,118,610	1,107,750
Accumulated other comprehensive loss	(540,835)	(517,069)
Accumulated deficit	(654,298)	(695,172)
Total stockholders' deficit	(76,446)	(104,414)
Total liabilities and stockholders' deficit	$1,626,928	$1,686,270

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Fiscal Year Ended March 31
	2025	2024
Operating Activities
Net income	$40,874	$512,384
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,587	33,250
Amortization of acquired contract liability	(3,133)	(2,721)
Gain on sale of assets and businesses	(5,018)	(556,161)
Curtailments, settlements, withdrawals, and special termination benefits loss, net	—	—
Loss on modification and extinguishment of debt	5,369	1,694
Other amortization included in interest expense	4,016	5,925
Provision for credit losses	75	1,136
Provision for deferred income taxes	—	—
Warrants remeasurement gain	—	(8,545)
Share-based compensation	13,010	9,445
Changes in other assets and liabilities, excluding the effects of acquisitions and divestitures:
Trade and other receivables	(15,892)	7,879
Contract assets	4,555	9,584
Inventories	(39,294)	(17,460)
Prepaid expenses and other current assets	(4,252)	(2,919)
Accounts payable, accrued expenses, and contract liabilities	34,389	13,506
Accrued pension and other postretirement benefits	(21,102)	(3,916)
Other, net	(5,299)	6,362
Net cash provided by (used in) operating activities	37,885	9,443
Investing Activities
Capital expenditures	(19,056)	(21,827)
(Payments on) proceeds from sale of assets and businesses	(2,290)	713,413
Investment in joint venture	—	(1,661)
Net cash (used in) provided by investing activities	(21,346)	689,925
Financing Activities
Proceeds from issuance of long-term debt	40,000	2,000
Retirement of debt and finance lease obligations	(163,393)	(608,701)
Payment of deferred financing costs	—	(2,368)
Proceeds on issuance of common stock, net of issuance costs	—	79,961
Premium on redemption of long-term debt	(3,600)	(3,600)
Repurchase of shares for share-based compensation minimum tax obligation	(2,707)	(1,629)
Net cash (used in) provided by financing activities	(129,700)	(534,337)
Effect of exchange rate changes on cash	(2,186)	77
Net change in cash and cash equivalents	(115,347)	165,108
Cash and cash equivalents at beginning of period	392,511	227,403
Cash and cash equivalents at end of period	$277,164	$392,511

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Systems & Support
Net sales to external customer	$338,656	$310,116	$1,118,395	$1,027,630
Inter-segment sales (eliminated in consolidation)	—	71	8	795
Segment EBITDAP	84,358	71,336	250,830	200,074
Segment EBITDAP Margin	25.0%	23.1%	22.5%	19.5%

Interiors
Net sales to external customer	$39,239	$48,471	$143,567	$164,413
Inter-segment sales (eliminated in consolidation)	5	14	16	27
Segment EBITDAP	6,899	1,137	7,823	(5,000)
Segment EBITDAP Margin	17.6%	2.3%	5.4%	-3.0%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC, AND SUBSIDIARES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release annual audited and quarterly unaudited financial statements prepared in accordance with U.S. GAAP. In accordance with Securities and Exchange Commission (the "SEC") rules, we also disclose and discuss certain non-GAAP financial measures in our public filings and earning releases. Currently, the non-GAAP financial measures that we disclose are Adjusted EBITDA, which is our income (loss) from continuing operations before interest and gains or losses on debt modification and extinguishment, income taxes, amortization of acquired contract liabilities, costs incurred pertaining to shareholder cooperation agreements, consideration payable to customer related to divestitures, legal contingency losses (including legal judgments and settlements), gains/loss on divestitures, merger transaction costs, gains/losses on warrant remeasurements and warrant-related transaction costs, share-based compensation expense, depreciation and amortization (including impairment of long-lived assets), other non-recurring impairments, and the effects of certain pension charges such as curtailments, settlements, withdrawals, and other early retirement incentives; and Adjusted EBITDAP, which is Adjusted EBITDA, before pension expense or benefit (excluding pension charges already adjusted in Adjusted EBITDA). We disclose Adjusted EBITDA on a consolidated and Adjusted EBITDAP on a consolidated and a reportable segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations with our previously reported results of operations.

We view Adjusted EBITDA and Adjusted EBITDAP as operating performance measures and, as such, we believe that the U.S. GAAP financial measure most directly comparable to such measures is income (loss) from continuing operations. In calculating Adjusted EBITDA and Adjusted EBITDAP, we exclude from income (loss) from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our continuing business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA and Adjusted EBITDAP are not measurements of financial performance under U.S. GAAP and should not be considered as a measure of liquidity, as an alternative to income (loss) from continuing operations, or as an indicator of any other measure of performance derived in accordance with U.S. GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA or Adjusted EBITDAP as a substitute for any U.S. GAAP financial measure, including income (loss) from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA and Adjusted EBITDAP to income (loss) from continuing operations set forth below, in our earnings releases, and in other filings with the SEC and to carefully review the U.S. GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the U.S. GAAP financial information with our Adjusted EBITDA and Adjusted EBITDAP.

Adjusted EBITDA and Adjusted EBITDAP are used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our U.S. GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 20 years expanding our product and service capabilities, partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income (loss) from continuing operations has included significant charges for depreciation and amortization. Adjusted EBITDA and Adjusted EBITDAP exclude these charges and provide meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA and Adjusted EBITDAP helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA and Adjusted EBITDAP are measures of our ongoing operating performance because the isolation of noncash charges, such as depreciation and amortization, and nonoperating items, such as interest, income taxes, pension and other postretirement benefits, provides additional information about our cost structure and, over time, helps track our operating progress. In addition, investors, securities analysts, and others have regularly relied on Adjusted EBITDA and Adjusted EBITDAP to provide financial measures by which to compare our operating performance against that of other companies in our industry.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Set forth below are descriptions of the financial items that have been excluded from our income (loss) from continuing operations) to calculate Adjusted EBITDA and Adjusted EBITDAP and the material limitations associated with using these non-GAAP financial measures as compared with income (loss) from continuing operations:

•
Merger transaction costs may be useful for investors to consider because they represent costs in connection with the Merger Agreement that have already been incurred and are not contingent upon the consummation of the merger transaction. We do not believe these charges necessarily reflect the current and ongoing cash earnings related to our operations.
•
Gains or losses from sale of assets and businesses may be useful for investors to consider because they reflect gains or losses from sale of operating units or other assets. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Warrants remeasurement gains or losses and Warrant-related transaction costs may be useful for investors to consider because they reflect the mark-to-market changes in the fair value of our Warrants and the costs associated with Warrants issuance. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Consideration payable to a customer related to a divestiture may be useful for investors to consider because it reflects consideration paid to facilitate the ultimate sale of operating units. We do not believe these charges necessarily reflect the current and ongoing cash earnings related to our operations.
•
Shareholder cooperation expenses may be useful for investors to consider because they represent certain costs of corporate governance that may be incurred periodically when reaching cooperative agreements with shareholders. We do not believe these charges necessarily reflect the current and ongoing cash earnings related to our operations.
•
Legal contingencies loss, when applicable, may be useful for investors to consider because it reflects gains or losses from legal disputes with third parties. We do not believe these gains or losses reflect the current and ongoing earnings related to our operations.
•
Non-service defined benefit income or expense from our pension and other postretirement benefit plans (inclusive of certain pension related transactions such as curtailments, settlements, withdrawal, and early retirement or other incentives) may be useful for investors to consider because they represent the cost of postretirement benefits to plan participants, net of the assumption of returns on the plan's assets and are not indicative of the cash paid for such benefits. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the noncash earnings on the fair value of off-market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.
•
Amortization expense and nonrecurring asset impairments (including goodwill and intangible asset impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of trade names, product rights, licenses, or, in the case of goodwill, other assets that are not individually identified and separately recognized under U.S. GAAP, or, in the case of nonrecurring asset impairments, the impact of unusual and nonrecurring events affecting the estimated recoverability of existing assets. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.
•
Depreciation may be useful for investors to consider because it generally represents the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.
•
Share-based compensation may be useful for investors to consider because it represents a portion of the total compensation to management and the board of directors. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

•
The amount of interest expense and other, as well as debt extinguishment gains or losses, we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other and debt extinguishment gains or losses to be a representative component of the day-to-day operating performance of our business.
•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business. However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our Adjusted EBITDA and Adjusted EBITDAP reconciled to our income (loss) from continuing operations for the indicated periods (in thousands):

	Three Months Ended		Year Ended
	March 31,		March 31,
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (Adjusted EBITDAP):	2025	2024	2025	2024
Income (loss) from continuing operations	$28,155	$5,461	$35,856	$(34,467)
Add-back:
Income tax expense	4,110	3,775	5,589	7,123
Interest expense and other, net	26,085	28,667	87,628	123,021
Debt modification and extinguishment (gain) loss	—	6,819	5,369	1,694
Warrant remeasurement gain	—	—	—	(8,545)
Legal contingencies loss	—	6,000	13,664	7,338
Shareholder cooperation expenses	—	—	—	1,905
Loss on sales of assets and businesses, net	—	—	—	12,208
Share-based compensation	3,159	657	13,010	9,445
Merger transaction costs	9,325	—	11,909	—
Amortization of acquired contract liabilities	(1,019)	(756)	(3,133)	(2,721)
Depreciation and amortization	7,360	7,563	29,587	29,625
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$77,175	$58,186	$199,479	$146,626
Non-service defined benefit expense (income) (excluding settlements)	1,236	88	4,983	(2,372)
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$78,411	$58,274	$204,462	$144,254
Net sales	$377,895	$358,587	$1,261,962	$1,192,043
Income (loss) from continuing operations margin	7.5%	1.5%	2.8%	(2.9%)
Adjusted EBITDAP margin	20.8%	16.3%	16.2%	12.1%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs have been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended March 31, 2025
(amounts in '000s, except per share amounts)	Pre-Tax	After-Tax	Diluted EPS
Income from continuing operations - GAAP	$32,265	$28,155	$0.36
Adjustments:
Merger transaction costs	9,325	9,325	0.12
Adjusted income from continuing operations - non-GAAP	$41,590	$37,480	$0.48

	Year Ended March 31, 2025
	Pre-Tax	After-Tax	Diluted EPS
Income from continuing operations - GAAP	$41,445	$35,856	$0.46
Adjustments:
Legal contingencies loss	13,664	13,664	0.18
Merger transaction costs	11,909	11,909	0.15
Restructuring costs	5,382	5,382	0.07
Debt extinguishment loss	5,369	5,369	0.07
Adjusted income from continuing operations - non-GAAP	$77,769	$72,180	$0.93

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2024
	Pre-Tax	After-Tax	Diluted EPS
Income from continuing operations - GAAP	$9,236	$5,461	$0.07

Adjustments:
Legal contingencies loss	6,000	6,000	0.08
Restructuring costs	4,985	4,985	0.06
Debt modification and extinguishment gain	6,819	6,819	0.09
Adjusted income from continuing operations - non-GAAP*	$27,040	$23,265	$0.31
*Difference due to rounding.

	Year Ended March 31, 2024
	Pre-Tax	After-Tax	Diluted EPS
Loss from continuing operations - GAAP	$(27,344)	$(34,467)	$(0.46)

Adjustments:
Shareholder cooperation expenses	1,905	1,905	0.03
Loss on sale of assets and businesses, net	12,208	12,208	0.16
Restructuring costs	6,970	6,970	0.09
Debt modification and extinguishment gain	1,694	1,694	0.02
Legal contingencies loss	7,338	7,338	0.10
Adjusted loss from continuing operations - non-GAAP	$2,771	$(4,352)	$(0.06)

Adjusted Operating Income is defined as GAAP Operating Income, less expenses/gains associated with the Company's transformation, such as restructuring expenses, gains/losses on divestitures, impairments of goodwill and other assets. Management believes that this is useful in evaluating operating performance, but this measure should not be used in isolation. The following table reconciles our Operating income to Adjusted Operating income as noted above.

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
Operating income - GAAP	$59,586	$44,810	$139,425	$86,454
Adjustments:
Loss on sale of assets and businesses, net	—	—	—	12,208
Legal contingencies loss	—	6,000	13,664	7,338
Restructuring costs (cash based)	—	4,985	5,382	6,970
Merger transaction costs	9,325	—	11,909	—
Shareholder cooperation expenses	—	—	—	1,905
Adjusted operating income - non-GAAP	$68,911	$55,795	$170,380	$114,875
Adjusted operating margin - non-GAAP	18.2%	15.6%	13.5%	9.6%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, is provided for consistency and comparability. We also use free cash flow as a key factor in planning for and consideration of strategic acquisitions and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash used in operations to free cash use.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
$ in millions	2025	2024	2025	2024
Cash provided by operating activities	$147.7	$77.7	$37.9	$9.4
Less:
Capital expenditures	(3.7)	(5.5)	(19.1)	(21.8)
Free cash flow (use)*	$144.0	$72.2	$18.8	$(12.4)
* Differences due to rounding